QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.01

CALIFORNIA COASTAL COMMUNITIES, INC.
WORLDWIDE SUBSIDIARY LIST

	Percentage Ownership	State/Country of Incorporation
Hengro Fifteen Inc.	100	Delaware
Henley Disc Media, Inc.	100	Delaware
Henley Facilities, Inc.	100	Delaware
New Henley Holdings Inc.	100	Delaware
Air Correction International, Inc.	100	Delaware
GCC Patents Holding Company Inc.	100	Delaware
Hengro Fourteen Inc.	100	Delaware
Hengro Ten Inc.	100	Delaware
Hengro Thirteen Inc.	100	Delaware
Henley Deltec Holdings Inc.	100	Delaware
Henley Deltec Corporation	100	Delaware
Henley Investments, Inc. Two	100	Delaware
IRE Corporation	100	Indiana
LJC Investments, Inc.	100	Delaware
Moore International Inc.	80	Delaware
Newco A.C. Corporation	100	Delaware
Procon International Inc.	100	Delaware
Pullman Environmental Services Inc.	100	Delaware
Pullman Passenger Car Company Inc.	100	Delaware
Trailmobile International Ltd.	100	Delaware
Trailmobile Leasing Corp.	100	Delaware
W.O.L. Corporation	100	Delaware
W. W. C. Corporation	100	Delaware
Wheelabrator Export Corporation	100	Delaware
Signal Landmark Holdings Inc.	100	Delaware
Signal Landmark	100	California
Calumet Real Estate Inc.	100	Delaware
Hearthside Residential Corp.	100	Delaware
Henley/KNO Holding Inc.	100	Delaware
Hearthside Holdings, Inc.	100	Delaware
Hearthside Homes, Inc.	100	California
KREG Holdings Inc.	100	Delaware
NC Holding Company	100	Delaware
Wentworth By The Sea, Inc.	*50	Delaware
Newco A. D. Corporation	100	South Carolina
Twenty Newco Inc.	100	Delaware
Wentworth Holdings Inc.	100	Delaware
Wentworth By The Sea, Inc.	*50	Delaware
WESI Maryland Inc.	100	Delaware
WT/HRC Corporation	100	Illinois
Heat Research Corporation	100	Delaware
(*)
Together NC Holding Company and Wentworth Holdings Inc. own 100% of Wentworth By The Sea, Inc.

QuickLinks

  Exhibit 21.01
CALIFORNIA COASTAL COMMUNITIES, INC. WORLDWIDE SUBSIDIARY LIST